Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi Chair, President & Chief Executive Officer	Justin T. Webb Chief Financial Officer
MID PENN BANCORP, INC. REPORTS FIRST QUARTER EARNINGS
AND DECLARES 58TH CONSECUTIVE QUARTERLY DIVIDEND

April 23, 2025 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended March 31, 2025, of $13.7 million, or $0.71 per diluted common share, compared to net income of $12.1 million, or $0.73 per diluted common share, for the first quarter of 2024, and a consensus analyst estimate of $0.63 per diluted common share for the first quarter of 2025.

Key Highlights of the First Quarter of 2025:

•Net income available to common shareholders increased 13.3% to $13.7 million, or $0.71 per diluted common share, for the first quarter of 2025, compared to net income of $12.1 million, or $0.73 per diluted common share, for the first quarter of 2024. On a non-GAAP basis, core earnings(1) for the quarter ended March 31, 2025, increased 30.3% to $13.9 million, or $0.72 per diluted common share, compared to $10.7 million, or $0.64 per diluted common share, for the first quarter of 2024.

•Net interest margin increased to 3.37% for the quarter ended March 31, 2025, compared to 3.21% for the fourth quarter of 2024. Cost of funds decreased to 2.48% for the quarter ended March 31, 2025, compared to 2.66% for the fourth quarter of 2024, as a result of a decrease in interest paid on interest-bearing deposit accounts, driven by the Bank lowering rates in response to the Federal Reserve interest rate cuts in the third and fourth quarters of 2024. The yield on loans decreased to 6.05% for the quarter ended March 31, 2025, compared to 6.10% for the fourth quarter of 2024. Net interest margin increased to 3.37% for the quarter ended March 31, 2025, compared to 2.97% for the first quarter of 2024, representing a 40 bp increase compared to the same period in 2024.

•Loan growth for the first quarter of 2025 was $48.1 million, or 4.4% (annualized), as the Bank continued to execute on its restrained growth strategy in 2025. Total loans increased $173.7 million, or 4.0% to $4.5 billion at March 31, 2025, compared to $4.3 billion at March 31, 2024.

•Deposits increased $42.3 million, or 3.7% (annualized), during the first quarter of 2025, compared to a decrease of $16.8 million, or 1.4% (annualized), during the fourth quarter of 2024. This increase was driven by a $55.5 million increase in interest-bearing transaction accounts, a $29.1 million increase in noninterest-bearing accounts, offset by $42.3 million decrease in time deposits. Total deposits increased $353.1 million or 8.06% to $4.7 billion at March 31, 2025, compared to $4.4 billion at March 31, 2024.

•Book value per common share improved to $34.50 as of March 31, 2025, compared to $33.84 and $33.26 as of December 31, 2024 and March 31, 2024, respectively. Tangible book value per common share (1) improved to $27.58 for as of March 31, 2025, compared to $26.90 and $25.23 as of December 31, 2024 and March 31, 2024, respectively.

•The core efficiency ratio(1) improved to 62.79% in the first quarter of 2025, compared to 63.9% in the fourth quarter of 2024, and 68.8% in the first quarter of 2024.

•As a result of the foregoing, the Board of Directors declared a cash dividend of $0.20 per common share, payable May 26, 2025, to shareholders of record as of May 8, 2025.

(1) Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.

Chair, President and CEO Rory G. Ritrievi provided the following statement:

"It is with great pleasure that we announce our first quarter of 2025 performance, which in many ways is a continuation of what we were able to accomplish in 2024.

Despite a fairly tumultuous quarter for the nation and most of the world, we delivered a solid beat of consensus estimates on earnings per share. That beat was the result of healthy net interest margin expansion, moderate growth in both loans and deposits, strong asset quality performance and an improvement in the efficiency ratio.

The net interest margin expansion was achieved by a decrease in deposit costs resulting from repricing initiatives started in the fourth quarter of 2024 and continuing through the first quarter of 2025.

Even while increasing revenues around 3% annualized, we decreased operating expenses over 3% annualized, resulting in a 110 basis point, or almost 7% annualized, improvement in the efficiency ratio. Solid expense management continues.

Our commercial and consumer bankers across our expanding footprint delivered a respectable organic growth rate of 4.4% (annualized) in loans and 3.7% (annualized) in deposits. Those growth rates are a little less than what we had hoped for the quarter, but we recognize that our borrower’s and depositors are influenced by what they feel and see in the overall economy. Their sentiment in the first quarter would be best described as cautious.

In early April, we announced that we had received all regulatory approvals for our planned merger with William Penn Bank as well as the enthusiastic approval of both shareholder groups. As a result, we expect that the William Penn merger will close in the middle of the second quarter of 2025. We welcome all the William Penn customers and shareholders in advance of the expected completion.

In consideration of our first quarter success, the Board has authorized its 58th consecutive quarterly dividend, a cash dividend of $0.20 per share of common stock, which was declared at its meeting on April 23, 2025, payable on May 26, 2025, to shareholders of record as of May 8, 2025."

Net Interest Income
For the three months ended March 31, 2025, net interest income was $42.5 million, compared to net interest income of $41.3 million for the three months ended December 31, 2024, and $36.5 million for the three months ended March 31, 2024. The tax-equivalent net interest margin for the three months ended March 31, 2025, was 3.37% compared to 3.21% and 2.97% for the fourth quarter of 2024 and first quarter of 2024, respectively, representing a 16 basis point ("bp") increase from the fourth quarter of 2024, and a 40 bp increase compared to the same period in 2024.
The yield on interest-earning assets decreased to 5.65% for the quarter ended March 31, 2025, from 5.67% for the three months ended December 31, 2024, and increased from 5.51% for the three months ended March 31, 2024. The decrease from the fourth quarter of 2024 was primarily due to a decrease in the average balance of Federal Funds Sold and a decrease in interest income from loans as a result of lower rates, partially offset by an increase in taxable investment securities. The increase from March 31, 2024, was due to assets continuing to reprice at higher rates during 2024 and 2025, continued discipline on new loan pricing, and an overall increase in the average balance of Fed Funds Sold.
For the three months ended March 31, 2025, net interest income increased 16.6% to $42.5 million compared to net interest income of $36.5 million for the same period of 2024. The increase was primarily due to a $3.3 million increase in interest income on loans, a $420 thousand increase in income on investment securities, and a $4.2 million decrease in the interest paid on short term borrowings, offset by a $1.9 million increase in interest expense on deposits compared to the same period of 2024.
Average Balances
Average loans increased $18.2 million to $4.5 billion for the quarter ended March 31, 2025, compared to $4.4 billion for the quarter ended December 31, 2024, and $4.3 billion for the quarter ended March 31, 2024.
Average deposits were $4.7 billion for the first quarter of 2025, reflecting a decrease of $6.2 million, or 0.1%, compared to total average deposits of $4.7 billion in the fourth quarter of 2024, and an increase of $369.6 million, or 8.6%, compared to total average deposits of $4.3 billion for the first quarter of 2024. The average cost of deposits was 2.45% for the first quarter of 2025, representing a 20 bp decrease and a 2 bp increase from the fourth quarter of 2024 and the first quarter of 2024, respectively. The Bank continues to face headwinds with respect to deposit pricing, given competition for deposits across all product types. Our primary focus with respect to deposit strategy is stability, ensuring that our rates are competitive, and our product mix satisfies the needs of our customers. Additionally, the Bank also maintains interest rate swaps to hedge the cash flow risk associated with existing brokered CDs, and to mitigate the impact of higher deposit costs. Cost of funds decreased to 2.48%, compared to 2.66% for the fourth quarter of 2024, as a result of a $2.6 million decrease in interest paid on interest-bearing deposit accounts due to the Bank lowering rates in response to the Federal Reserve interest rate cuts in the third and fourth quarters of 2024.
Asset Quality
The total provision for credit losses, including provision for credit losses on off-balance sheet credit exposures, was $301 thousand for the three months ended March 31, 2025, a decrease of $32 thousand compared to the provision for credit losses of $333 thousand for the three months ended December 31, 2024, and a $1.2 million increase compared to the benefit for credit losses of $937 thousand for the three months ended March 31, 2024. This decrease from the three months ended December 31, 2024, was driven by decreases in loss rates across multiple segments of the portfolio, offset by increased reserves on individually evaluated loans. Net recoveries for the three months ended March 31, 2025, were $3 thousand or less than 0.0001% of total average loans.
The provision for credit losses on loans was $321 thousand for the three months ended March 31, 2025, an increase of $940 thousand compared to the benefit for credit losses of $619 thousand for the three months ended March 31, 2024. This increase for the three months ended March 31, 2025, was primarily due to an increase in loss factors across certain portfolios. The benefit for credit losses on off-balance sheet credit exposures was $20 thousand for the three months ended March 31, 2025.
Allowance for credit losses - loans was 0.80%, 0.80%, and 0.78% of loans, net of unearned income at March 31, 2025, December 31, 2024, and March 31, 2024, respectively.
Total nonperforming assets were $25.4 million at March 31, 2025, compared to nonperforming assets of $22.7 million and $15.5 million at December 31, 2024, and March 31, 2024, respectively. The increase during the first quarter of 2025 primarily related to the addition of three commercial loans with a combined balance of $7.0 million, partially offset by the payoff of two commercial loans with a combined balance of $3.0 million. Delinquency, measured as loans past due 30 days or more, as a percentage of total loans was 0.50% at March 31, 2025, compared to 0.52% and 0.38% as of December 31, 2024, and March 31, 2024, respectively.
Capital
Shareholders’ equity increased $12.9 million, or 2.0%, from $655.0 million as of December 31, 2024, to $667.9 million as of March 31, 2025. Retained earnings increased $9.9 million, or 5.4%, from $181.6 million as of December 31, 2024, to $191.5 million as of March 31, 2025. Regulatory capital ratios for both Mid Penn and the Bank indicate regulatory capital levels in excess of both the regulatory minimums and the levels necessary for the Bank to be considered "well capitalized" at March 31, 2025. Additionally, Mid Penn declared $3.9 million in dividends during the first quarter of 2025.
On April 23, 2025, Mid Penn’s Board of Directors reauthorized its treasury stock repurchase program ("The Program") effective through April 30, 2026. The Program authorizes the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock. As of March 31, 2025, Mid Penn repurchased a total of 440,722 shares of common stock at an average price of $22.78 per share under the Program. No shares were purchased in the first quarter of 2025. The Program had approximately $5.0 million remaining available for repurchase as of March 31, 2025.
Noninterest Income
For the three months ended March 31, 2025, noninterest income totaled $5.2 million, a decrease of $910 thousand, or 14.8%, compared to noninterest income of $6.1 million for the fourth quarter of 2024. The decrease is primarily due to a $717 thousand decrease in other miscellaneous noninterest income, driven by a $532 thousand decrease in Bank-owned life insurance benefits received, and $106 million decrease in insurance commissions.
For the three months ended March 31, 2025, noninterest income totaled $5.2 million, a decrease of $598 thousand, or 10.2%, compared to noninterest income of $5.8 million for the three months ended March 31, 2024. The decrease in noninterest income is primarily driven by a $731 thousand decrease in other miscellaneous noninterest income, driven by a $1.4 million decrease in Bank-owned life insurance benefits received, partially offset by a $357 thousand increase in loan level swap fees, a $113 thousand increase in other letter of credit income, and a $167 thousand increase in Mortgage Banking income.
Noninterest Expense
Total noninterest expense decreased $272 thousand to $30.6 million in the first quarter of 2025 from $30.9 million in the fourth quarter of 2024. The decrease was driven by a $638 thousand decrease in salaries and employee benefits, driven by a decrease in bonuses paid, partially offset by a $514 thousand increase in shares tax.
For the three months ended March 31, 2025, noninterest expense totaled $30.6 million, an increase of $2.1 million, or 7.4%, compared to noninterest expense of $28.5 million for the three months ended March 31, 2024. The increase was primarily driven by a $847 thousand increase in salaries and employee benefits, a $454 thousand increase in software licensing, a $314 thousand increase in merger and acquisition expenses, and a $292 thousand increase in occupancy expenses, partially offset by a $172 thousand decrease in legal and professional fees.
The core efficiency ratio(1) was 62.8% in the first quarter of 2025, compared to 63.9% in the fourth quarter of 2024, and 68.8% in the first quarter of 2024. The change in the core efficiency ratio during the first quarter of 2025 compared to the fourth quarter of 2024 was the result of slightly higher net interest income, partially offset by lower noninterest income, and slightly lower noninterest expense. Mid Penn continues to evaluate levels of noninterest expense for opportunities to reduce operating costs throughout the organization.
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document. Non-GAAP financial measure.

Subsequent Events
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.

On April 2, 2025, Mid Penn and William Penn Bancorporation ("William Penn") announced that shareholders of both companies overwhelmingly approved Mid Penn's proposed acquisition of William Penn. The approvals were obtained at special meetings of shareholders held by each company on April 2, 2025.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Mid Penn and William Penn; the outcome of any legal proceedings that may be instituted against Mid Penn or William Penn; delays in completing the transaction; the failure to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in legacy Mid Penn and target markets; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the integration of Mid Penn and William Penn successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Mid Penn or William Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Ending Balances:
Investment securities	$634,044	$643,352	$642,291	$601,683	$615,061
Loans, net of unearned income	4,491,167	4,443,070	4,431,704	4,364,561	4,317,449
Total assets	5,546,026	5,470,936	5,527,025	5,391,749	5,330,379
Total deposits	4,732,202	4,689,927	4,706,764	4,497,011	4,379,105
Shareholders' equity	667,933	655,018	573,059	559,686	550,968
Average Balances:
Investment securities	639,580	633,409	610,586	608,173	615,687
Loans, net of unearned income	4,459,679	4,441,436	4,405,969	4,353,360	4,293,828
Total assets	5,491,763	5,481,473	5,470,641	5,378,897	5,319,680
Total deposits	4,681,708	4,687,880	4,597,686	4,451,678	4,312,094
Shareholders' equity	660,964	623,670	565,300	553,675	546,001

	Three Months Ended
Income Statement:	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Net interest income	$42,509	$41,280	$40,169	$38,766	$36,456
Provision/(Benefit) for credit losses	301	333	516	1,604	(937)
Noninterest income	5,239	6,149	5,178	5,329	5,837
Noninterest expense	30,642	30,913	29,959	28,224	28,520
Income before provision for income taxes	16,805	16,183	14,872	14,267	14,710
Provision for income taxes	3,063	2,951	2,571	2,496	2,577
Net income available to shareholders	13,742	13,232	12,301	11,771	12,133
Net income excluding non-recurring income and expenses (1)	13,907	12,961	12,383	11,284	10,673

Per Share:
Basic earnings per common share	$0.71	$0.72	$0.74	$0.71	$0.73
Diluted earnings per common share	0.71	0.72	0.74	0.71	0.73
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value per common share	34.50	33.84	34.48	33.76	33.26
Tangible book value per common share (1)	27.58	26.90	26.36	25.75	25.23

Asset Quality:
Net (recoveries)/charge-offs to average loans (3)	(0.0003%)	0.037%	0.031%	0.002%	0.004%
Non-performing loans to total loans	0.54	0.51	0.39	0.23	0.24
Non-performing asset to total loans and other real estate	0.57	0.51	0.40	0.24	0.36
Non-performing asset to total assets	0.46	0.41	0.32	0.19	0.29
ACL on loans to total loans	0.80	0.80	0.80	0.81	0.78
ACL on loans to nonperforming loans	149.05	157.07	204.61	352.92	322.69

Profitability:
Return on average assets (3)	1.01%	0.96%	0.89%	0.88%	0.92%
Return on average equity (3)	8.43	8.44	8.66	8.55	8.94
Return on average tangible common equity (1) (3)	10.84	11.07	11.69	11.57	12.15
Tax-equivalent net interest margin	3.37	3.21	3.13	3.12	2.97
Efficiency ratio (1)	62.79	63.94	64.89	63.65	68.80

Capital Ratios:
Tier 1 Capital (to Average Assets) (2)	10.2%	10.0%	8.4%	8.4%	8.3%
Common Tier 1 Capital (to Risk Weighted Assets) (2)	12.0	12.1	10.1	9.9	9.6
Tier 1 Capital (to Risk Weighted Assets) (2)	12.0	12.1	10.1	9.9	9.6
Total Capital (to Risk Weighted Assets) (2)	13.8	14.0	11.9	11.8	11.4
(1)Non-GAAP financial measure. Refer to the calculation in the section titled “Reconciliation of Non-GAAP Measures (Unaudited)” at the end of this document.
(2)Regulatory capital ratios as of March 31, 2025 are preliminary and prior periods are actual.
(3)Annualized ratio

CONSOLIDATED BALANCE SHEETS (Unaudited):

(In thousands, except share data)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
ASSETS
Cash and due from banks	$47,688	$37,002	$57,518	$36,948	$33,362
Interest-bearing balances with other financial institutions	16,880	14,490	19,323	25,585	31,801
Federal funds sold	42,686	19,072	67,554	43,193	2,922
Total cash and cash equivalents	107,254	70,564	144,395	105,726	68,085
Investment Securities:
Held to maturity, at amortized cost	375,115	382,447	386,618	393,320	396,998
Available for sale, at fair value	258,493	260,477	255,227	207,936	217,632
Equity securities available for sale, at fair value	436	428	446	427	431
Loans held for sale	6,851	7,064	7,919	8,420	4,581
Loans, net of unearned income	4,491,167	4,443,070	4,431,704	4,364,561	4,317,449
Less: Allowance for credit losses	(35,838)	(35,514)	(35,562)	(35,288)	(33,524)
Net loans	4,455,329	4,407,556	4,396,142	4,329,273	4,283,925

Premises and equipment, net	40,328	38,806	33,765	34,344	36,068
Operating lease right of use asset	9,402	7,699	7,390	7,925	8,414
Finance lease right of use asset	2,503	2,548	2,593	2,638	2,683
Cash surrender value of life insurance	51,351	51,521	53,135	53,298	52,997
Restricted investment in bank stocks	6,660	7,461	10,589	13,930	17,446
Accrued interest receivable	27,263	26,846	27,286	27,381	26,975
Deferred income taxes	21,800	22,747	23,197	24,520	22,894
Goodwill	128,160	128,160	128,160	127,031	127,031
Core deposit and other intangibles, net	5,814	6,242	6,713	5,626	6,051
Foreclosed assets held for sale	1,402	44	281	441	5,110
Other assets	47,865	50,326	43,169	49,513	53,058
Total Assets	$5,546,026	$5,470,936	$5,527,025	$5,391,749	$5,330,379

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$788,316	$759,169	$791,980	$766,014	$807,861
Interest-bearing transaction accounts	2,375,205	2,319,753	2,288,783	2,194,948	2,082,846
Time	1,568,681	1,611,005	1,626,001	1,536,049	1,488,398
Total Deposits	4,732,202	4,689,927	4,706,764	4,497,011	4,379,105

Short-term borrowings	25,000	2,000	114,097	200,000	271,849
Long-term debt	23,489	23,603	23,716	23,827	23,941
Subordinated debt and trust preferred securities	45,587	45,741	45,894	46,047	46,201
Operating lease liability	9,765	8,092	7,778	8,344	8,683
Accrued interest payable	12,900	13,484	18,995	18,139	16,330
Other liabilities	29,150	33,071	36,722	38,695	33,302
Total Liabilities	4,878,093	4,815,918	4,953,966	4,832,063	4,779,411

Shareholders' Equity:
Common stock, par value $1.00 per share; 40.0 million shares authorized	19,803	19,797	17,061	17,051	17,006
Additional paid-in capital	480,866	480,491	406,922	406,544	406,150
Retained earnings	191,469	181,597	172,234	163,256	154,801
Accumulated other comprehensive loss	(14,163)	(16,825)	(13,116)	(17,123)	(16,947)
Treasury stock	(10,042)	(10,042)	(10,042)	(10,042)	(10,042)
Total Shareholders’ Equity	667,933	655,018	573,059	559,686	550,968
Total Liabilities and Shareholders' Equity	$5,546,026	$5,470,936	$5,527,025	$5,391,749	$5,330,379

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
INTEREST INCOME
Loans, including fees	$66,537	$68,110	$68,080	$66,096	$63,236
Investment securities:
Taxable	4,460	4,223	4,136	4,143	4,040
Tax-exempt	348	358	359	371	376
Other interest-bearing balances	138	154	223	347	403
Federal funds sold	261	467	1,043	282	136
Total Interest Income	71,744	73,312	73,841	71,239	68,191
INTEREST EXPENSE
Deposits	28,264	30,836	30,689	28,463	26,332
Short-term borrowings	290	509	2,296	3,324	4,446
Long-term and subordinated debt	681	687	687	686	957
Total Interest Expense	29,235	32,032	33,672	32,473	31,735
Net Interest Income	42,509	41,280	40,169	38,766	36,456
Net provision/(Benefit) for credit losses	301	333	516	1,604	(937)
Net Interest Income After Provision for Credit Losses	42,208	40,947	39,653	37,162	37,393
NONINTEREST INCOME
Fiduciary and wealth management	1,140	1,215	1,204	1,129	1,132
ATM debit card interchange	919	971	962	973	945
Service charges on deposits	562	579	549	539	509
Mortgage banking	591	656	768	628	424
Mortgage hedging	(9)	11	(1)	—	—
Net gain on sales of SBA loans	57	15	151	74	107
Earnings from cash surrender value of life insurance	274	280	276	301	284
Other	1,705	2,422	1,269	1,685	2,436
Total Noninterest Income	5,239	6,149	5,178	5,329	5,837
NONINTEREST EXPENSE
Salaries and employee benefits	16,309	16,947	16,156	15,533	15,462
Software licensing and utilization	2,574	2,606	2,366	2,208	2,120
Occupancy, net	2,274	1,913	1,815	1,861	1,982
Equipment	1,094	1,213	1,206	1,287	1,222
Shares tax	919	405	824	124	997
Legal and professional fees	826	1,006	1,613	689	998
ATM/card processing	733	634	606	510	534
Intangible amortization	428	471	460	425	428
FDIC Assessment	990	843	1,150	1,232	945
(Gain)/Loss on sale or write-down of foreclosed assets, net	(28)	73	(35)	42	—
Merger and acquisition	314	436	109	—	—
Other	4,209	4,366	3,689	4,313	3,832
Total Noninterest Expense	30,642	30,913	29,959	28,224	28,520
INCOME BEFORE PROVISION FOR INCOME TAXES	16,805	16,183	14,872	14,267	14,710
Provision for income taxes	3,063	2,951	2,571	2,496	2,577
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,742	$13,232	$12,301	$11,771	$12,133

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$0.71	$0.72	$0.74	$0.71	$0.73
Diluted Earnings Per Common Share	0.71	0.72	0.74	0.71	0.73
Cash Dividends Declared	0.20	0.20	0.20	0.20	0.20

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)	Average Balance	Interest	Yield/ Rate(2)
ASSETS:
Interest Bearing Balances	$20,794	$138	2.69%	$21,720	$154	2.82%	$39,999	$403	4.05%
Investment Securities:
Taxable	569,800	4,309	3.07	561,809	4,071	2.88	539,674	3,800	2.83
Tax-Exempt	69,780	348	2.02	71,600	358	1.99	76,013	376	1.99
Total Securities	639,580	4,657	2.95	633,409	4,429	2.78	615,687	4,176	2.73

Federal Funds Sold	23,754	261	4.46	39,788	467	4.67	10,373	136	5.27
Loans, Net of Unearned Income	4,459,679	66,537	6.05	4,441,436	68,110	6.10	4,293,828	63,236	5.92
Restricted Investment in Bank Stocks	7,101	151	8.62	7,939	152	7.62	19,439	240	4.97
Total Earning Assets	5,150,908	71,744	5.65	5,144,292	73,312	5.67	4,979,326	68,191	5.51

Cash and Due from Banks	39,916			38,743			38,264
Other Assets	300,939			298,438			302,090
Total Assets	$5,491,763			$5,481,473			$5,319,680

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,051,325	$4,681	1.81%	$1,067,744	$5,349	1.99%	$898,340	$3,884	1.74%
Money Market	1,024,669	6,941	2.75	946,689	6,920	2.91	876,242	5,968	2.74
Savings	260,965	54	0.08	261,450	57	0.09	287,765	72	0.10
Time	1,591,769	16,588	4.23	1,625,154	18,510	4.53	1,468,611	16,408	4.49
Total Interest-bearing Deposits	3,928,728	28,264	2.92	3,901,037	30,836	3.14	3,530,958	26,332	3.00

Short term borrowings	24,892	290	4.72	37,960	509	5.33	316,025	4,446	5.66
Long-term debt	23,533	257	4.43	23,645	262	4.41	40,571	533	5.28
Subordinated debt and trust preferred securities	45,662	424	3.77	45,815	425	3.69	46,275	424	3.69
Total Interest-bearing Liabilities	4,022,815	29,235	2.95	4,008,457	32,032	3.18	3,933,829	31,735	3.24

Noninterest-bearing Demand	752,980			786,843			781,136
Other Liabilities	55,004			62,503			58,714
Shareholders' Equity	660,964			623,670			546,001
Total Liabilities & Shareholders' Equity	$5,491,763			$5,481,473			$5,319,680

Net Interest Income		$42,509			$41,280			$36,456
Taxable Equivalent Adjustment (1)		242			252			260
Net Interest Income (taxable equivalent basis)		$42,751			$41,532			$36,716

Total Yield on Earning Assets			5.65%			5.67%			5.51%
Cost of funds			2.48%			2.66%			2.71%
Rate on Supporting Liabilities			2.95			3.18			3.24
Average Interest Spread			2.70			2.49			2.27
Tax-Equivalent Net Interest Margin			3.37			3.21			2.97
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.
(2)Annualized ratios

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Allowance for Credit Losses on Loans:
Beginning balance	$35,514	$35,562	$35,288	$33,524	$34,187

Loans Charged off
Commercial real estate	—	—	—	—	—
Commercial and industrial	—	(407)	(356)	(56)	—
Construction	—	—	—	—	—
Residential mortgage	—	—	—	(2)	(28)
Consumer	(15)	(18)	(8)	(4)	(22)
Total loans charged off	(15)	(425)	(364)	(62)	(50)
Recoveries of loans previously charged off
Commercial real estate	1	2	—	4	—
Commercial and industrial	6	1	—	—	—
Construction	—	—	—	—	—
Residential mortgage	2	7	2	29	—
Consumer	9	7	15	11	6
Total recoveries	18	17	17	44	6
Balance before provision	35,517	35,154	34,941	33,506	34,143
Provision for credit losses - loans	321	360	621	1,782	(619)
Balance, end of quarter	$35,838	$35,514	$35,562	$35,288	$33,524

Nonperforming Assets
Total nonaccrual loans	$24,045	$22,610	$17,380	$9,999	$10,389

Foreclosed real estate	1,402	44	281	441	5,110
Total nonperforming assets	25,447	22,654	17,661	10,440	15,499

Accruing loans 90 days or more past due	3	—	1	—	25
Total risk elements	$25,450	$22,654	$17,662	$10,440	$15,524

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Adjusted earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The core efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Common Share

(Dollars in thousands, except per share data)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024

Shareholders' Equity	$667,933	$655,018	$573,059	$559,686	$550,968
Less: Goodwill	128,160	128,160	128,160	127,031	127,031
Less: Core Deposit and Other Intangibles	5,814	6,242	6,713	5,626	6,051
Tangible Equity	$533,959	$520,616	$438,186	$427,029	$417,886

Common Shares Outstanding	19,362,094	19,355,797	16,620,174	16,580,595	16,565,637

Tangible Book Value per Share	$27.58	$26.90	$26.36	$25.75	$25.23
Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024

Net Income Available to Common Shareholders	$13,742	$13,232	$12,301	$11,771	$12,133
Less: BOLI Death Benefit Income	83	615	4	487	1,460
Plus: Merger and Acquisition Expenses	314	436	109	—	—
Less: Tax Effect of Merger and Acquisition Expenses	66	92	23	—	—
Net Income Excluding Non-Recurring Income and Expenses	$13,907	$12,961	$12,383	$11,284	$10,673

Weighted Average Shares Outstanding	19,355,867	18,338,224	16,612,657	16,576,283	16,567,902

Adjusted Earnings Per Common Share Excluding Non-Recurring Income and Expenses	$0.72	$0.71	$0.75	$0.68	$0.64

Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024

Net income available to common shareholders	$13,742	$13,232	$12,301	$11,771	$12,133
Plus: Intangible amortization, net of tax	338	372	363	336	338
	14,080	13,604	12,664	12,107	12,471

Average shareholders' equity	660,964	623,670	565,300	553,675	546,001
Less: Average goodwill	128,160	128,160	127,773	127,031	127,031
Less: Average core deposit and other intangibles	6,023	6,468	6,424	5,833	6,259
Average tangible shareholders' equity	$526,781	$489,042	$431,103	$420,811	$412,711

Return on average tangible common equity(1)	10.84%	11.07%	11.69%	11.57%	12.15%
(1) Annualized ratio
Core Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024

Noninterest expense	$30,642	$30,913	$29,959	$28,224	$28,520
Less: Merger and acquisition expenses	314	436	109	—	—
Less: Intangible amortization	428	471	460	425	428
Less: (Gain) Loss on sale or write-down of foreclosed assets, net	(28)	73	(35)	42	—
Efficiency ratio numerator	29,928	29,933	29,425	27,757	28,092

Net interest income	42,509	41,280	40,169	38,766	36,456
Noninterest income	5,239	6,149	5,178	5,329	5,837
Less: BOLI Death Benefit	83	615	4	487	1,460
Efficiency ratio denominator	$47,665	$46,814	$45,343	$43,608	$40,833

Core efficiency ratio	62.79%	63.94%	64.89%	63.65%	68.80%